Exhibit 99.1

Kona Grill Promotes Larry Ryback to Chief Operating Officer

SCOTTSDALE, AZ—(Marketwire)—July 29, 2011—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced the promotion of Larry Ryback from Senior Vice President of Operations to Chief Operating Officer.

“Over the past 18 months, Larry has successfully led our operations team through various menu improvement, marketing, and operating efficiency initiatives that have enhanced the guest experience while improving the sales and profitability of our restaurants,” said Mike Nahkunst, interim president and CEO of Kona Grill. “His strong leadership abilities have been instrumental in driving strong same-store sales and profitability during 2011. We congratulate Larry on this well-deserved promotion.”

Mr. Ryback has over 20 years of restaurant operations experience and has served as the Senior Vice President of Operations since joining the company in February 2010. Prior to joining Kona, Mr. Ryback served as the President and Chief Operating Officer of Redstone American Grill, Inc., a $35 million privately held company with five high-volume, upscale restaurants in four states. Before joining Redstone, Mr. Ryback spent 10 years with Champps Entertainment in various operations roles including three years as a Regional Vice President of Operations overseeing 26 restaurants that together generated over $130 million in revenue.

About Kona Grill
Kona Grill (Nasdaq: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 25 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa; West Palm Beach); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio, Sugar Land); Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com